Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2023 relating to the financial statements of Sweetgreen, Inc. and the effectiveness of Sweetgreen, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sweetgreen, Inc. for the year ended December 25, 2022.

/s/ Deloitte & Touche LLP
Los Angeles, California
February 27, 2023